Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in The AES Corporation’s Registration Statement No’s. 33-49262, 333-26225, 333-28883, 333-28885, 333-30352, 333-38535, 333-57482, 333-66952, 333-66954, 333-82306, 333-83574, 333-84008, and 333-97707 on Form S-8, Registration Statement No. 333-64572 on Form S-3, Registration Statement No’s. 333-38924, 333-40870, 333-44698, 333-46564, 333-83767 on Form S-3/A, Registration Statement No. 333-45916 on Form S-4/A of our report dated February 12, 2003 (March 31, 2003 as to Note 4, March 21, 2003 as to Note 9, May 2, 2003 as to Note 11, and March 25, 2003 as to Note 22.) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to certain accounting changes) appearing in this Current Report on Form 8-K of The AES Corporation.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
June 13, 2003